Free Writing Prospectus
Filed Pursuant to Rule 433
Relating to Preliminary Prospectus Supplement dated November 1, 2013 and Prospectus Dated November 1, 2013
Registration Nos. 333-191392 and 333-191392-01

Appalachian Consumer Rate Relief Funding LLC
Issuing Entity

PRICING TERM SHEET
November 6, 2013

$380,300,000
Senior Secured Consumer Rate Relief Bonds

Structuring Bookrunner:	Morgan Stanley & Co. LLC

Joint Bookrunner:	RBS Securities Inc.

Co-Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated, PNC Capital Markets LLC and Wells Fargo Securities, LLC

Expected Ratings:	“Aaa(sf)”/ “AAA(sf)” by Moody’s and S&P, respectively.*

Closing Date / Settlement Date:	November 15, 2013 **

Interest Payment Dates:	February 1 and August 1 of each year, and on the final maturity date, commencing on August 1, 2014.

Applicable Time:	3:37 pm (ET) on November 6, 2013.

Proceeds to Issuing Entity:
The total amount of proceeds to the Issuing Entity (as defined below) after underwriting discounts and commissions of $1,521,200 and before deduction of expenses (estimated to be $2,754,217) is $378,761,391.

Tranche	Principal Amount Offered	Expected Weighted Average Life (years)	Scheduled Final Payment Date	Final Maturity Date	No. of Scheduled Semi-Annual Sinking Fund Payments	Interest Rate	Initial Price to Public***	Underwriting Discounts and Commissions
A-1	$215,800,000	5.00	2/1/2023	2/1/2024	18	2.0076%	99.99983%	0.40%
A-2	$164,500,000	12.24	8/1/2028	8/1/2031	12	3.7722%	99.98964%	0.40%

Appalachian Consumer Rate Relief Funding LLC (the “Issuing Entity”) and Appalachian Power Company (“APCo”) have jointly filed a registration statement (including a prospectus and preliminary prospectus supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus and preliminary prospectus supplement in that registration statement and other documents the Issuing Entity and APCo have filed with the SEC for more complete information about the Issuing Entity and the offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, the Issuing Entity, Morgan Stanley & Co. LLC or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

* A security rating is not a recommendation to buy, sell, or hold securities and should be evaluated independently of any other rating.  The rating is subject to revision or withdrawal at any time by the assigning rating organization.

** It is expected that delivery of the Senior Secured Consumer Rate Relief Bonds (the “Bonds”) will be made to investors on or about November 15, 2013 (such settlement being referred to as “T+6”).  Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days (such settlement referred to as “T+3”), unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade the Bonds on the date of pricing or on the next two succeeding business days will be required, by virtue of the fact that the Bonds initially will settle at T+6, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Bonds who wish to trade the Bonds on the date of pricing or the next two succeeding business days should consult their own advisors.

***Interest on the Bonds will accrue from the Closing Date and must be paid by the purchaser if the Bonds are delivered after that date.

	Tranche A-1	Tranche A-2
CUSIP:	037680 AA3	037680 AB1
ISIN:	US037680AA31	US037680AB14

Expected Amortization Schedule*

Semi-Annual Payment Date	Tranche A-1 Balance	Tranche A-2 Balance
Closing Date	$215,800,000	$164,500,000
8/1/2014	203,122,368	164,500,000
2/1/2015	192,085,243	164,500,000
8/1/2015	180,597,742	164,500,000
2/1/2016	169,365,312	164,500,000
8/1/2016	157,618,952	164,500,000
2/1/2017	146,117,824	164,500,000
8/1/2017	134,176,142	164,500,000
2/1/2018	122,467,349	164,500,000
8/1/2018	110,260,610	164,500,000
2/1/2019	98,301,574	164,500,000
8/1/2019	85,862,438	164,500,000
2/1/2020	73,650,915	164,500,000
8/1/2020	60,971,913	164,500,000
2/1/2021	48,515,776	164,500,000
8/1/2021	35,579,231	164,500,000
2/1/2022	22,873,575	164,500,000
8/1/2022	9,674,261	164,500,000
2/1/2023	-	161,197,293
8/1/2023	-	147,717,359
2/1/2024	-	134,314,514
8/1/2024	-	120,339,774
2/1/2025	-	106,405,432
8/1/2025	-	91,919,426
2/1/2026	-	77,475,639
8/1/2026	-	62,417,398
2/1/2027	-	47,410,171
8/1/2027	-	31,791,867
2/1/2028	-	16,197,162
8/1/2028	-	-

_________________________________
*           May not total due to rounding.

Expected Sinking Fund Schedule*

Semi-Annual Payment Date	Tranche A-1 Scheduled Principal Payment	Tranche A-2 Scheduled Principal Payment
8/1/2014	$12,677,632	-
2/1/2015	11,037,125	-
8/1/2015	11,487,500	-
2/1/2016	11,232,430	-
8/1/2016	11,746,361	-
2/1/2017	11,501,128	-
8/1/2017	11,941,682	-
2/1/2018	11,708,793	-
8/1/2018	12,206,739	-
2/1/2019	11,959,036	-
8/1/2019	12,439,136	-
2/1/2020	12,211,522	-
8/1/2020	12,679,002	-
2/1/2021	12,456,137	-
8/1/2021	12,936,545	-
2/1/2022	12,705,655	-
8/1/2022	13,199,315	-
2/1/2023	9,674,261	$3,302,707
8/1/2023	-	13,479,934
2/1/2024	-	13,402,845
8/1/2024	-	13,974,740
2/1/2025	-	13,934,342
8/1/2025	-	14,486,006
2/1/2026	-	14,443,788
8/1/2026	-	15,058,240
2/1/2027	-	15,007,227
8/1/2027	-	15,618,303
2/1/2028	-	15,594,706
8/1/2028	-	16,197,162

Total Payments	$215,800,000	$164,500,000
_________________________________
*           May not total due to rounding.